Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares U.S. Fixed Income Balanced Risk ETF (ISHINC) iShares Core Short-Term USD Bond ETF (ISHISTB) iShares Baa - Ba Rated Corporate Bond ETF (ISHQLTB)
BlackRock Allocation Target Shares: Series C Portfolio
(BATSC)
BlackRock Multi-Asset Income - Investment Grade Portfolio
(BR-INC-IG)
BlackRock Low Duration Bond Portfolio (BR-LO)
GuideStone Funds Low Duration Bond Fund (GUIDE)
CoreAlpha Bond Master Portfolio (MIP_CORA)
AST BlackRock Global Strategies Portfolio (Core Active)
(PRU-AA-CAB)



The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
03-10-2015

Security Type:
BND/CORP


Issuer
Zimmer Holdings, Inc. (2018)

Selling
Underwriter
Credit Suisse Securities (USA) LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Citigroup Global Markets Inc., Credit
Suisse Securities (USA) LLC, J.P. Morgan
Securities LLC, Merrill Lynch, Pierce,
Fenner & Smith Incorporated, BNP Paribas
Securities Corp., Mitsubishi UFJ
Securities (USA), Inc., Goldman, Sachs &
Co., HSBC Securities (USA) Inc., RBC
Capital Markets, LLC, RBS Securities Inc.,
Mizuho Securities USA Inc., SMBC Nikko
Securities America, Inc., U.S. Bancorp
Investments, Inc., Wells Fargo Securities,
LLC, BMO Capital Markets Corp., DNB
Markets, Inc., Banca IMI S.p.A., PNC
Capital Markets LLC, Santander Investment
Securities Inc., Loop Capital Markets LLC,
UniCredit Capital Markets LLC

Transaction Details

Date of Purchase
03-10-2015


Purchase
Price/Share
(per share / % of par)
$99.932

Total
Commission,
Spread or Profit
0.400%



1.	Aggregate Principal Amount Purchased
(a+b)
$70,000,000

a.US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$7,170,000

b.Other BlackRock Clients
$62,830,000

2.	Aggregate Principal Amount of
Offering
$1,150,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.06086


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering[Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date: 03-17-2015
Global Syndicate Team Member


Approved by:
Steven DeLaura
Date: 03-17-2015
Global Syndicate Team Member